Exhibit 4.3

            Independent Certified Public Accountants' Consent

     We have issued our report dated March 29, 1996 on the statements of condition and related bond portfolios of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 269 (IM-IT, California IM-IT, Florida IM-IT, Michigan IM-IT, Minnesta IM-IT, New Jersey IM-IT, Pennsylvania IM-IT and Virginia Quality Trusts) as of March 29, 1996 contained in the Registration Statement on Form S-6 and in the Prospectus. We consent to the use of our report in the Registration Statement and in the Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Certified Public Accountants."




                                    Grant Thornton LLP

Chicago, Illinois
March 29, 1996